Equity Pledge Agreement

among

Beijing Xin Fu Industry Consulting Co., Ltd.
(北京信赋兴业咨询有限公司)

Li Anning, Liu Liguo, Liu Yabin, Liu Yasheng, Wang Pingyi, Zhang Fude, Beijing Wan Qiao Mechanical and Electrical Equipment Co., (北京市万桥机电设备公司) and Ding Ting

This Equity Pledge Agreement (the “Agreement”) is entered into on the day of August 25, 2009 by and among the following parties:

Pledgee:

Beijing Xin Fu Industry Consulting Co., Ltd. (北京信赋兴业咨询有限公司)

Legal Address:	B2-D2-301 A Block TIANCHENG MANSION, #2 XINFENG Road DESHENGMENWAI Street, XICHENG Dist. Beijing P.R.China, 100088

Pledgor:

(1)	Li Anning whose China's ID number is 110102580802234, with her principal domicile at 15 The 8TH Floor of #1 Building South Street, Fuxingmen Wai, Xicheng District, Beijing, China.

(2)	Liu Liguo, whose China's ID number is 130302197102082511, with his principal domicile at 72 Haiyang Road, Haigang District, Qinhuandao City, Hebei, China.

(3)	Liu Yabin, whose China's ID number is 110108580617601, with his principal domicile at 22 Daliushu Village, Haidian District, Beijing, China.

(4)	Liu Yasheng, whose China's ID number is 110108196106268910, with his principal domicile at 7 the 15th Floor West Gate of the No. 2 Building, the East of Jimenli Haidian District, Beijing, China.

(5)	Wang Pingyi, whose China's ID number is 110101540701404, with his principal domicile at 46 West Street of East 4, Dongcheng District, Beijing.

(6)	Zhang Fude, whose China's ID number is 110108560127601, with his principal domicile at 131 1 of the West Building, Beijing Jiaotong University, Shangyuan Village, Haidian District, Beijing.

(7)	Ding Ting, whose China's ID number is 110101197910034058, with his principal domicile at 301 The First Gate in the 76th of Dengshikou Street, Dongcheng District, Beijing.

(8)
Beijing Wan Qiao Mechanical and Electrical Equipment Co., (北京市万桥机电设备公司, herein referred to as “Wan Qiao”) a limited liability company incorporated and established in Beijing, China with its registered address at 2102 The Third Building of Lihengmingyuan, the No. 23 of Nanbinminghe Road, Xuan Wu District, Beijing.

Li Anning, Liu Liguo, Liu Yabin, Liu Yasheng, Wang Pingyi, Zhang Fude, Beijing Wan Qiao Mechanical and Electrical Equipment Co., and Ding Ting are collectively referred to as the “Pledgors”.

WHEREAS,

1.
Li Anning, Liu Liguo, Liu Yabin, Liu Yasheng, Wang Pingyi, Zhang Fude and Ding Ting, the citizens of the People's Republic of China ("PRC”) and Beijing Wan Qiao Mechanical and Electrical Equipment Co., a limited liability company in China, are the shareholders of  Beijing Wowjoint Machinery Co., Ltd (“Beijing Wowjoint”), holding 0.7% (representing RMB199,500 in the registered capital), 4.09% (representing 1,165,650 in the registered capital), 37.78% (representing RMB 10,767,300 in the registered capital), 8.18% (representing RMB 2,331,300 in the registered capital), 0.7% (representing RMB199,500in the registered capital), 33.55% (representing RMB9,561,750 in the registered capital), 9% (representing RMB2,565,000 in the registered capital) and 6% (representing RMB1,710,000 in the registered capital) of the equity interests of Beijing Wowjoint respectively.  Beijing Wowjoint is a company registered in Beijing carrying on the business of manufacturing and installation of specialist construction equipment and machinery, whose registered capital is RMB 28,500,000.

2.
The Pledgee, a wholly foreign-owned company registered in Beijing, PRC,  and Beijing Wowjoint enter into Exclusive Technical Consulting and Service Agreement (the “Service Agreement”) on August 25, 2009.

3.
In order to ensure that the Pledgee collects consulting and service fees from Beijing Wowjoint, each of the Pledgors is willing to pledge all its Equity Interest in Beijing Wowjoint to the Pledgee as a security for the Pledgee to collect technical consulting and service fees under the Service Agreement.

In order to define each Party’s rights and obligations, the Pledgee and the Pledgors through mutual negotiations hereby enter into this Agreement based upon the following terms:

1.	DEFINITIONS AND INTERPRETATIONS

Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

1.1	Pledge has the meaning assigned to it in Article 2.2.

1.2	Equity Interest means all its 100% equity interests in Beijing Wowjoint legally held by the Pledgors.

1.3	Rate of Pledge means the ratio between the value of the pledge under this Agreement and the technical consulting and service fees under the Service Agreement.

1.4	Term of Pledge means the period provided for under Article 3.2 hereunder.

1.5	Service Agreement means the Exclusive Technical Consulting and Service Agreement entered into by and between Beijing Wowjoint and the Pledgee on August 25, 2009.

1.6	Event of Default means any event in accordance with Article 7 hereunder.

1.7	Notice of Default means the notice of default issued by the Pledgee in accordance with this Agreement.

1.8	The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

2.	PLEDGE

2.1
Each of the Pledgors agrees to pledge all his/her/its Equity Interest in Beijing Wowjoint to the Pledgee as a guarantee for the technical consulting and service fees payable to the Pledgee under the Service Agreement.  Specifically, Li Anning agrees to pledge 0.70% of the Equity Interest, representing RMB199,500 of the registered capital of Beijing Wowjoint, to the Pledgee;  Liu Liguo agrees to pledge 4.09% of the Equity Interest, representing RMB1,165,650 of the registered capital of Beijing Wowjoint, to the Pledgee;  Liu Yabin agrees to pledge 37.78% of the Equity Interest, representing  RMB10,767,300 of the registered capital of Beijing Wowjoint, to the Pledgee; Liu Yasheng agrees to pledge 8.18% of the Equity Interest, representing RMB 2,331,300 of the registered capital of Beijing Wowjoint; Wang Pingyi agrees to pledge 0.70% of the Equity Interest, representing RMB 199,500 of the registered capital of Beijing Wowjoint; Zhang Fude agrees to pledge 33.55% of the Equity Interest, representing RMB 9,561,750 of the registered capital of Beijing Wowjoint; Wang Qiao agrees to pledge 6% of the Equity Interest, representing RMB1,710,000 of the registered capital of Beijing Wowjoint; Ding Ting agrees to pledge 9% of the Equity Interest, representing RMB2,565,000 of the registered capital of Beijing Wowjoint to the Pledgee.

2.2
Pledge under this Agreement refers to the rights owned by the Pledgee who shall be entitled to have priority in receiving payment or proceeds from the auction or sale of the equity interests pledged by the Pledgors to the Pledgee.

3.	RATE OF PLEDGE AND TERM OF PLEDGE

3.1	The Rate of Pledge

3.1.1	The Rate of Pledge shall be 100%.

3.2	The Term of Pledge

3.2.1
The Pledge of the Equity Interest under this Agreement shall take effect as of the date when the Equity Interest under this Agreement are recorded in the Register of Shareholder of Beijing Wowjoint and registered with the competent Administration for Industry and Commerce.  The Term of the Pledge is the same as the term of Service Agreement.

3.2.2
During the Term of Pledge, the Pledgee shall be entitled to dispose of the Pledge in accordance with this Agreement in the event that Beijing Wowjoint fails to pay exclusive technical consulting and service fees in accordance with the Service Agreement.

3.3	Value of Guaranteed Debt

The parties agree that the estimated value of the debt guaranteed by this Pledge is about RMB 300,000,000.

4.	PHYSICAL POSSESSION OF DOCUMENTS

4.1	The Pledgee shall be entitled to collect the dividends accrued on the Equity Interest.

5.	WARRANTIES AND REPRESENTATIONS OF THE PLEDGORS

5.1	Each of the Pledgors is the legal owner of their respective Equity Interest.

5.2	Except as otherwise provided hereunder, the Pledgee shall not be interfered with by any parties at any time when the Pledgee exercises its rights in accordance with this Agreement.

5.3	Except as otherwise provided hereunder, the Pledgee shall be entitled to dispose of or assign the Pledge in accordance with this Agreement.

5.4	The Pledgors will not pledge or encumber the Equity Interest to any other person except for the Pledgee.

6.	COVENANT OF THE PLEDGORS

6.1	During the term of this Agreement, each of the Pledgors covenants to the Pledgee that each of the Pledgors shall:

6.1.1
Except for the transfer of the Equity Interest by the Pledgors, as subject to the Exclusive Call Options Agreement entered into among the Pledgors, Beijing Wowjoint and the Pledgee, to the Pledgee or the person designated by the Pledgee, not transfer or assign the Equity Interest, create or permit to be created any pledges which may have an adverse affect on the rights or benefits of the Pledgee without prior written consent from the Pledgee;

6.1.2
Comply with and implement laws and regulations with respect to the pledge of rights, present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or made by the competent authority within five (5) days upon receiving such notices, orders or suggestions and comply with such notices, orders or suggestions, or object to the foregoing matters at the reasonable request of the Pledgee or with consent from the Pledgee.

6.1.3
Timely notify the Pledgee of any events or any received notices which may affect the Equity Interest or any part of the right of the Pledgors as shareholders of Beijing Wowjoint, and any events or any received notices which may change any of the Pledgors’ covenant and obligation under this Agreement or which may affect the Pledgors’ performance of their obligations under this Agreement.

6.2
Each of the Pledgors agrees that the Pledgee’s right to exercise the Pledge obtained from this Agreement shall not be suspended or hampered through legal procedure by any of the Pledgors or any successors of the Pledgors or any person authorized by the Pledgors.

6.3
Each of the Pledgors warrants to the Pledgee that in order to protect or perfect the security over the payment of the technical consulting and service fees under the Service Agreement, each of the Pledgors shall execute in good faith and cause other parties who have interests in the Pledge to execute all the title certificates, contracts including but not limited to all documents required to register the Pledge with the competent Administration of Industry and Commerce, and perform and cause other parties who have interests to take action as required by the Pledgee and make access to exercise the rights and authorization vested in the Pledgee under this Agreement, and execute all the documents with respect to the changes of certificate of the Equity Interest with the Pledgee or the person (natural person or legal entity) designed by the Pledgee, and provides all the notices, orders and decisions regarded as necessary by the Pledgee with the Pledgee within the reasonable time.

6.4
Each of the Pledgors warrants to the Pledgee that each of the Pledgors will comply with and perform all the guarantees, covenants, agreements, representations and conditions for the benefits of the Pledgee.  The Pledgors shall compensate all the losses suffered by the Pledgee for the reasons that any of the Pledgors does not perform or fully perform its/his/her guarantees, covenants, agreements, representations and conditions.

7.	EVENTS OF DEFAULT

7.1	The following events shall be regarded as the event of default:

7.1.1	Beijing Wowjoint fails to make full payments of the exclusive technical consulting and service fees as scheduled under the Service Agreement;

7.1.2
Any of the Pledgors makes any material misleading or fraudulent representations or warranties under Article 5 herein, and/or any of the Pledgors is in violation of any warranties under Article 5 herein;

7.1.3	Any of the Pledgors violates the covenants under Article 6 herein;

7.1.4	Any of the Pledgors violates any terms and conditions herein;

7.1.5
Any of the Pledgors waives the pledged Equity Interest or transfers or assigns the pledged Equity Interest without prior written consent of the Pledgee, except as provided in Article 6.1.1 of this Agreement;

7.1.6
Any of the Pledgors’ external loan, security, compensation, covenants or any other compensation liabilities (1) are required to be repaid or performed prior to the scheduled date; or (2) are due but can not be repaid or performed as scheduled and thereby cause the Pledgee to deem that the Pledgors’ capacity to perform the obligations herein is affected;

7.1.7	Any of the Pledgors is incapable of repaying the general debt or other debt;

7.1.8	This Agreement is illegal for the reason of the promulgation of the related laws or any of the Pledgors' incapability of continuing to perform the obligations herein;

7.1.9
Any approval, permits, licenses or authorization from the competent authority of the government needed to perform this Agreement or validate this Agreement are withdrawn, suspended, invalidated or materially amended;

7.1.10	The property of any of the Pledgors is adversely changed and causes the Pledgee to deem that the capability of the Pledgors to perform the obligations herein is affected;

7.1.11	The successors or assignees of Beijing Wowjoint are only entitled to perform a portion of or refuse to perform the payment liability under the Service Agreement;

7.1.12	Other circumstances whereby the Pledgee is incapable of exercising the right to dispose the Pledge in accordance with the related laws.

7.2
The Pledgors shall immediately give a written notice to the Pledgee if the Pledgors become aware of or find that any event under Article 7.1 herein or any events that may result in the foregoing events have happened or is going on.

7.3
Unless the event of default under Article 7.1 herein has been solved to the Pledgee's satisfaction, the Pledgee, at any time when the event of default happens or thereafter, may give a written notice of default to the Pledgors and require Beijing Wowjoint to immediately make full payments of the outstanding service fees under the Service Agreement and other payables or dispose the Pledge in accordance with Article 8 herein.

8.	EXERCISE OF THE RIGHT OF THE PLEDGE

8.1
None of the Pledgors shall transfer or assign the Equity Interest without prior written approval from the Pledgee prior to the full repayment of the consulting and service fees under the Service Agreement.

8.2	The Pledgee shall give the Notice of Default to the Pledgors when the Pledgee exercises the right of Pledge.

8.3	Subject to Article 7.3, the Pledgee may exercise the right to dispose the Pledge at any time when the Pledgee gives the Notice of Default in accordance with Article 7.3 or thereafter.

8.4
The Pledgee is entitled to have priority in receiving payment or proceeds from the auction or sale of whole or part of the Equity Interest pledged herein in accordance with legal procedure until the outstanding technical consulting and service fees and all other payables under the Service Agreement are repaid.

8.5	The Pledgors shall not hinder the Pledgee from disposing the Pledge in accordance with this Agreement and shall give necessary assistance so that the Pledgee could realize his Pledge.

9.	TRANSFER OR ASSIGNMENT

9.1	None of the Pledgors may donate or transfer his/her/its rights and obligations herein without prior consent from the Pledgee.

9.2	This Agreement shall be binding upon and inure to the benefit of the successors of the Pledgors and be effective to the Pledgee and his each successor and assignee.

9.3
The Pledgee may transfer or assign all or any of its rights and obligations under the Service Agreement to any individual (natural person or legal entity) at any time.  In this case, the assignee shall enjoy and undertake the same rights and obligations herein of the Pledgee as if the assignee is a party hereto.  When the Pledgee transfers or assigns the rights and obligations under the Service Agreement, at the request of the Pledgee, the Pledgors shall execute the relevant agreements and/or documents with respect to such transfer or assignment.

9.4	After the Pledgee’s change resulting from the transfer or assignment, the new parties to the pledge shall re-execute a pledge contract.

10.	TERMINATION

This Agreement shall not be terminated until the consulting and service fees under the Service Agreement are paid off and Beijing Wowjoint no longer needs to undertake any obligations under the Service Agreement.  The Pledgee shall then cancel or terminate this Agreement within reasonable time as soon as practicable.

11.	FORMALITIES FEES AND OTHER EXPENSES

11.1
The Pledgors shall be responsible for all the fees and actual expenditures in relation to this Agreement, including but not limited to legal fees, cost of production, stamp tax and any other taxes and charges.  If the Pledgee pays the relevant taxes in accordance with the laws, the Pledgors shall fully indemnify such taxes paid by the Pledgee.

11.2
The Pledgors shall be responsible for all the fees (including but not limited to any taxes, formalities fees, management fees, litigation fees, attorney's fees, and various insurance premiums in connection with disposition of Pledge) incurred by the Pledgee for the reason that (1) the Pledgors fail to pay any payable taxes, fees or charges in accordance with this Agreement; or (2) the Pledgee has recourse to any foregoing taxes, charges or fees by any means for other reasons.

12.	FORCE MAJEURE

12.1
If any party to this Agreement is delayed in or prevented from performing his/her/its obligations hereunder in the event of Force Majeure (“Event of Force Majeure”), only within the limitation of such delay or prevention, the affected party is absolved from any liability under this Agreement.  Events of Force Majeure, which includes acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, means any unforeseen events beyond the prevented party’s reasonable control and cannot be prevented with reasonable care.  However, any shortage of credit, capital or finance shall not be regarded as an event beyond a party’s reasonable control.  The Pledge affected by Event of Force Majeure who claims for exemption from performing any obligations under this Agreement or under any Article herein shall notify the other party of such exemption promptly and advice him of the steps to be taken for completion of the performance.

12.2
The party affected by Event of Force Majeure shall not assume any liability under this Agreement.  However, subject to the party affected by Event of Force Majeure having taken its reasonable and practicable efforts to perform this Agreement, the party claiming for exemption of the liabilities may only be exempted from performing such liability as within limitation of the part performance delayed or prevented by Event of Force Majeure.  Once causes for such exemption of liabilities are rectified and remedied, both parties agree to resume performance of this Agreement with their best efforts.

13.	DISPUTE RESOLUTION

13.1	This Agreement shall be governed by and construed in accordance with the laws of the PRC.

13.2
The parties shall strive to settle any dispute arising from the interpretation or performance, or in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation, each party can submit such matter to Hong Kong International Arbitration Centre (the “HKIAC”) for arbitration in Hong Kong under the current effective rules of HKIAC. The arbitration tribunal shall comprise of three (3) arbitrators.  The Pledgors collectively and the Pledgee shall each be entitled to appoint one (1) arbitrator and the arbitrators so appointed shall appoint a third (3rd) arbitrator who shall preside as Chairman. The arbitration proceedings shall be conducted in Chinese.  The arbitration award shall be final and binding upon the parties.

14.	NOTICE

14.1
Any notice which is given by the parties hereto for the purpose of performing the rights, duties and obligations hereunder shall be in writing.  Where such notice is delivered personally, the time of notice is the time when such notice actually reaches the addressee; where such notice is transmitted by telex or facsimile, the notice time is the time when such notice is transmitted. If such notice does not reach the addressee on business date or reaches the addressee after the business time, the next business day following such day is the date of notice.  The delivery place is the address first written above of the parties hereto or the address advised in writing including facsimile and telex from time to time.

15.	EFFECTIVENESS

15.1	This Agreement and any amendments, modification, supplements, additions or changes hereto shall be in writing and come into effect upon being executed and sealed by the parties hereto.

15.2	This Agreement is executed in English and Chinese with the same legal effect.

Equity Pledge Agreement Signature Page

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The Pledgee:

Beijing Xin Fu Industry Consulting Co., Ltd.
(北京信赋兴业咨询有限公司)
(Affix Seal)

By:	/s/ Liu Yabin
Name: Liu Yabin
Title: Legal Representative

The Pledgor:

By:	/s/ Li Anning	By:	/s/ Liu Liguo
Li Anning		Liu Liguo

By:	/s/ Liu Yabin	By:	/s/ Liu Yasheng
Liu Yabin		Liu Yasheng

By:	/s/ Wang Pingyi	By:	/s/ Zhang Fude
Wang Pingyi		Zhang Fude

Beijing Wan Qiao Mechanical and Electrical Equipment Co., (北京市万桥机电设备公司) (Affix Seal)

By:	/s/ Ding Ting	By:	/s/ Liu Yabin
Ding Ting		Name: Liu Yabin
Title: Legal Representative